Exhibit 10.1

FORM OF AREA DEVELOPMENT AND REMODELING AGREEMENT

THIS AGREEMENT is made as of ___________, 2019 (“Commencement Date”) by and among:

(1)	BURGER KING CORPORATION, a corporation organized under the laws of Florida having its principal place of business at 5707 Blue Lagoon Drive, Miami, FL 33126 (“BKC”).

(2)	CARROLS LLC, a limited liability company organized under the laws of Delaware, having its principal place of business at 968 James Street, Syracuse, New York 13203 (“Area Developer”).

(3)	CARROLS RESTAURANT GROUP, INC., a corporation organized under the laws of Delaware, having its principal place of business at 968 James Street, Syracuse, New York 13203 (“Principal 1”), and CARROLS CORPORATION, a corporation organized under the laws of Delaware, having its principal place of business at 968 James Street, Syracuse, New York 13203 (“Principal 2”), (each, a “Principal,” and Principal 1 and Principal 2 collectively, the “Principals”).

For the purposes of this Agreement, the above parties shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

PREAMBLE

A.	BKC has the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as BURGER KING® Restaurants in the United States.

B.	BKC is engaged in the business of developing, operating and granting franchises to operate Burger King Restaurants throughout the Territory using the Burger King System and the Burger King Marks and such other marks as BKC may authorize from time to time for use in connection with Burger King Restaurants.

C.	BKC has established a reputation and image with the public as to the quality of products and services available at Burger King Restaurants, which reputation and image have been and continue to be unique benefits to BKC and its franchisees.

D.	Prior to or on the date hereof, BKC has granted Area Developer the right to operate Burger King Restaurants as identified on Exhibit A which such list includes the Restaurants purchased from Cambridge Franchise Holdings LLC (“Existing Developer Restaurants”) pursuant to franchise agreements between Area Developer and BKC (“Existing Developer Franchise Agreements”).

E.	Area Developer desires to obtain the non-exclusive right to develop, open and operate additional Burger King Restaurants in the Territory, and also desires to obtain the exclusive right to receive an assignment of BKC’s ROFR with respect to the sale of Restaurants in the ROFR Territory operated by Franchisees.

F.	Area Developer and Principals recognize, acknowledge, declare and confirm that the benefits to be derived from being identified with and licensed by BKC and being able to utilize the Burger King System including the Burger King Marks which BKC makes available to its franchisees are substantial.

G.	In connection with granting the Development Rights and the right to receive an assignment of BKC’s ROFR, Area Developer has agreed to undertake the Remodeling Obligations with respect to Existing Developer Restaurants as set forth herein.

H.	Area Developer and Principals acknowledge that they are entering into this Agreement after having made an independent investigation of BKC’s operations and not upon any representation as to the profits and/or sales volumes which they might be expected to realize, or upon any representations or promises made by BKC or any person on its behalf which are not contained in this Agreement.

In consideration of the mutual undertakings and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I: INTERPRETATION

1.1 Definitions. In this Agreement, the following words or expressions have the meanings set out below:

1.1.1 “Acquired Restaurants” means any Franchised Restaurants in the Territory purchased or otherwise acquired from Franchisees by Area Developer or any of its Affiliates after the Commencement Date.

1.1.2 “Advertising Contribution” means the monthly amounts payable to BKC by Area Developer pursuant to Sections 1.1.7, 7.4, 9.5, or 9.7.

1.1.3 “Affiliate” means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with another Person.

1.1.4 “Approved Plans and Specifications” means the plans and specifications for the construction and fit-out of a new or remodeled Restaurant in the U.S. (including requirements as to signage and equipment) which may be approved from time to time by BKC in its sole discretion.

1.1.5 “Approved Restaurant Types” means co-branded Restaurants with a drive-thru, convenience store Restaurants with a drive-thru and Restaurants located in a retail store such as Wal-Mart, each meeting the minimum criteria for these Restaurant types as determined by BKC, in its sole discretion, for the U.S. from time to time.

1.1.6 “Authority” means any federal, state, municipal, local or other governmental department, regulatory body, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitral court or panel, with jurisdiction over the applicable matter.

1.1.7 “Base Fees” means the greater in each category of (a) the then-current amount charged by BKC in the U.S. for monthly royalty, monthly advertising contribution, and franchise fees, and (b) (i) Royalty percentage in an amount equal to 4.5% of monthly Gross Sales; (ii) Advertising Contribution percentage in the amount of 4.0% of monthly Gross Sales; and (iii) Franchise Fees in an amount equal to $50,000 for Free Standing, In-line, and Food Court Restaurant formats for a 20-year term, and a “Base Fee” means any of them.

1.1.8 “BKC Indemnified Parties” means BKC, its Affiliates and their respective directors, officers, employees, shareholders and agents.

1.1.9  “BKC Procedures for Resolving Development Disputes” means the procedures provided to Area Developer via the BKC Intranet site (currently known as the BK® Gateway), as modified by BKC from time to time.

1.1.10 “Burger King Marks” means the trademarks, service marks, trade names, trade dress, logos, slogans, designs and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) used in the operation of the Restaurants and the Burger King System, whether registered, applied for or unregistered.

1.1.11 “Burger King Restaurants” and “Restaurants” means quick service or fast food restaurants operating under the Burger King System and utilizing the Burger King Marks in a format approved by BKC in its sole discretion, including (i) Free Standing Restaurants, (ii) In-Line Restaurants, and (iii) Food Court Restaurants. A “Burger King Restaurant” or “Restaurant” means any of them.

1.1.12 “Burger King System” means the unique restaurant format and operating system developed by BKC and/or its Affiliates for the development and operation of quick service or fast food restaurants, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Current Image, the Burger King Marks and all Confidential Information, other proprietary information, copyrights and other intellectual property rights relating to the system, and modifications BKC or any of its Affiliates may make to the system from time to time in their sole discretion.

1.1.13 “Captive Locations” means locations situated at or within airports, military installations (including their adjacent housing and support areas), hotels, railway stations and their direct surroundings, bus stations, rest stops/service plazas, motorways and highways, gas stations, convenience stores, universities and schools, amusement parks, cruise ships, hospitals and residences, sport centers and clubs, and similar locations, as determined by BKC in its sole discretion.

1.1.14 “Claim” means any lawsuit, litigation, dispute, claim, arbitration, mediation, actions, hearings, proceedings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings or any other proceeding before a judicial, administrative or arbitration court or panel, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable.

1.1.15 “Commencement Date” means the date on which this Agreement is made as set forth on the first page of this Agreement.

1.1.16 “Complete the Remodel” means the completion of the remodel or upgrade, as applicable, in compliance with the applicable Remodel Requirements and opening to the public of a Remodel Restaurant and with respect to such Remodel Restaurant, the phrases “Completion of the Remodel”, “Completes the Remodel”, “Completing the Remodel” and any variations thereof, shall be read accordingly.

1.1.17  “Confidential Information” has the meaning set forth in Section 12.1.

1.1.18 “Construction Approval” has the meaning set forth in Section 6.3.2.

1.1.19 “Control” or “Controlled” means the direct or indirect ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a Person that assures (i) the majority of the votes in the resolutions of such Person, (ii) the power to appoint the majority of the managers or directors of such Person, or (iii) the power to direct or cause the direction of the management or policies of such Person, and the related terms “Controlled by” “Controlling” or “under common Control with” shall be read accordingly.

1.1.20 “Cumulative Opening Target” has the meaning set out in the Development Schedule.

1.1.21 “Cumulative Remodel Target” means the corresponding number of full remodel/successor remodels which includes BKL remodels as set forth in the Remodel Schedule.

1.1.22 “Cumulative Upgrade Target” means the corresponding number of mid-term remodels as set forth in the Remodel Schedule.

1.1.23 “Current Image” means the internal and external physical appearance of new or remodeled Burger King Restaurants including, without limitation, as it relates to signage, fascia, color schemes, menu boards, lighting, furniture, finishes, décor, materials, equipment and other matters generally applicable to BKC’s operations in the U.S. as may be changed from time to time by BKC, in its sole discretion. As of the Commencement Date, the “Current Image” for Restaurants in the U.S. is described in further detail on BKC’s image website (www.designwithbk.com). For purposes of this Agreement, the Burger King of Tomorrow image is considered to be the “Current Image”. For purposes of clarification, any changes made by BKC to the then Current Image shall only apply to Construction Approvals and Remodels that have not yet been submitted to BKC for review and approval.

1.1.24 “Developer Franchise Agreements” means the franchise agreements by and between BKC as franchisor and Area Developer as franchisee pursuant to which, among other things, BKC has granted a license to use the Burger King Marks at the Developer Restaurants, and a “Developer Franchise Agreement” means any of them. Developer Franchise Agreements include Existing Developer Franchise Agreements, New Developer Restaurant Franchise Agreements and Successor Franchise Agreements.

1.1.25 “Developer Restaurants” means the Burger King Restaurants owned, established and operated by Area Developer and a “Developer Restaurant” means any of them. Developer Restaurants include Existing Developer Restaurants, New Developer Restaurants, and Acquired Restaurants, and a “Developer Restaurant” means any of them.

1.1.26 “Development Cure Period” means the period of 90 days following the end of a Development Year.

1.1.27 “Development Year 1 Cure Period” means the period of 180 days following the end of Development Year 1.

1.1.28 “Development Default” has the meaning set forth in Section 5.3.

1.1.29 “Development Rights” has the meaning set forth in Section 3.1.

1.1.30 “Development Schedule” means the schedule attached to this Agreement as Schedule 1, as amended from time to time in accordance with this Agreement.

1.1.31 “Development Year” means the period which commences on January 1, 2019 and ends on September 30, 2019 (“Development Year 1”), and each consecutive twelve-month period during the Term following the Development Year 1 as set forth in the Development Schedule.

1.1.32 “DMA” means any of the specific geographic regions (referred to as Designated Market Areas), as such regions are defined by BKC from time to time, in its sole discretion. “DMAs” means all of them.

1.1.33 “Event of Default” has the meaning set forth in Section 11.1.

1.1.34 “Existing Developer Franchise Agreements” has the meaning set out in the preamble above, and an “Existing Developer Franchise Agreements” means any of them.

1.1.35 “Existing Developer Restaurants” has the meaning set out in the preamble above, and an “Existing Developer Restaurant” means any of them.

1.1.36  “Food Court Restaurant” means a Restaurant in a retail space within an area of a building which consists primarily of quick service restaurants, meeting the minimum criteria for food court restaurants as determined by BKC, in its sole discretion, for the U.S. from time to time.

1.1.37 “Franchise Agreements” means the franchise agreements by and between BKC as franchisor and Franchisees, as franchisee, pursuant to which, among other things, BKC has granted a license to use the Burger King Marks at the Franchised Restaurants in the Territory, and a “Franchise Agreement” means any of them.

1.1.38 “Franchise Approval” has the meaning set forth in Section 6.1.

1.1.39 “Franchise Disclosure Document” means the then-current Franchise Disclosure Document for the U.S. filed by BKC with the U.S. Federal Trade Commission.

1.1.40 “Franchised Restaurants” means the Burger King Restaurants operated by Franchisees pursuant to Franchise Agreements, and a “Franchised Restaurant” means any of them.

1.1.41 “Franchisees” means Persons (other than Area Developer) that operate one or more Burger King Restaurants in the Territory and are not Affiliates of either Area Developer or BKC.

1.1.42 “Franchise Fee” means the franchise fee amount payable to BKC by Area Developer for the opening of a New Developer Restaurant pursuant to Sections 1.1.7 or 9.5.

1.1.43 “Franchise Pre-Approval” has the meaning set forth in Section 6.7.

1.1.44 “Free Standing Restaurant” means a Restaurant in a freestanding building, meeting the minimum criteria for free standing restaurants as determined by BKC, in its sole discretion, for the U.S. from time to time.

1.1.45 “F-to-F Transfer” has the meaning set forth in Section 8.1.

1.1.46 “Gross Sales” has the meaning set forth in the Franchise Agreements by and between BKC as franchisor and Area Developer and its Affiliates as franchisee.

1.1.47 “In-Line Restaurant” means a Restaurant in a retail space within a building, meeting the minimum criteria for in-line restaurants as determined by BKC, in its sole discretion, for the U.S. from time to time.

1.1.48 “Law” or “law” means, collectively, any laws, rules, statutes, decrees, regulations, circulars, ordinances or orders, including all applicable public, environmental, and antitrust laws, and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued, promulgated, enforced or entered by any Authority.

1.1.49 “Losses” means any losses, amounts paid in settlement, penalties, fines, damages (including special and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Claims).

1.1.50 “National/Divisional Survey” has the meaning set forth in Section 14.1.1.

1.1.51 “New Construction and Remodel Procedures” has the meaning set forth in Exhibit D.

1.1.52 “New Developer Restaurants” means the Burger King Restaurants opened and operated by Area Developer in the Territory on or after January 1, 2019 pursuant to this Agreement, and a “New Developer Restaurant” means any of them.

1.1.53 “New Developer Restaurant Franchise Agreement” means the franchise agreement by and between BKC as franchisor and Area Developer, as franchisee, entered into on or after January 1, 2019 pursuant to this Agreement pursuant to which, among other things, BKC grants Area Developer a license to use the Burger King Marks in connection with the operation of a New Developer Restaurant. The New Developer Restaurant Franchise Agreement shall be in the form that has been previously negotiated between BKC and Area Developer.

1.1.54 “Obligations” “has the meaning set forth in Section 16.1.

1.1.55 “Operational Breach” has the meaning set forth in Section 20.11.

1.1.56 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Authority, or other entity.

1.1.57 “P&L and Capex Information” means the following information, by hard copy or electronic format prescribed by or otherwise acceptable to BKC: (a) monthly, quarterly and fiscal year-to-date profit and loss statements prepared as management accounts in accordance with generally accepted accounting principles in the U.S. for each Developer Restaurant; and (b) for development purposes and on an annual basis, (i) for Remodeled Restaurants, the total capital expenditure for all Remodeled Restaurants and the total number of Remodeled Restaurants represented thereby; and (ii) for New Developer Restaurants, the total capital expenditure by store showing ground lease and land costs as one number for each store and the total of all other costs as a second number for each store (for example, in each year the New Developer Restaurant reporting under this section (ii) will list two numbers for each store, the first being the total cost for land or the ground lease cost and the second being the sum of all other capital expenditure costs and expenses).

1.1.58 “Polling Information” means information or data about Developer Restaurants that is transmitted to or from a POS System or other system operated by Area Developer, or their respective agents, into a computer or system operated by BKC or its agents in the manner and format prescribed by BKC from time to time. For the avoidance of doubt, Polling Information includes daily sales, daily transaction level data, sales per visit and products and combinations of products sold, otherwise known as product mix data or “PMIX” and inventory data.

1.1.59 “Pre-Approved Floor and Decor Plan” has the meaning set forth in Exhibit D.

1.1.60 “Prepaid Franchise Fees” has the meaning set forth in Section 7.5.

1.1.61 “Principals” means the parties designated in the preamble above as Principals, and their respective successors and permitted assigns, and a “Principal” means any of them.

1.1.62 “Prospective Purchaser” has the meaning set forth in Section 8.1.

1.1.63 “Purchase Agreement” has the meaning set forth in Section 8.1.

1.1.64 “Remodel Agreement” means any agreement entered into between BKC and Area Developer requiring Area Developer to remodel an Existing Developer Restaurant and setting forth a specific deadline for completion of the remodel. For the avoidance of doubt, an Existing Developer Franchise Agreement shall not be considered a “Remodel Agreement.”

1.1.65 “Remodel Cure Period” means the period of 90 days following the occurrence of a Remodel Default Event.

1.1.66 “Remodel Year 1 Cure Period” means the period of 180 days following the occurrence of a Remodel Default Event in Development Year 1.

1.1.67 “Remodel Deadline” means the deadline for Completing the Remodel as set forth in the Remodel Schedule with respect to Remodel Restaurants.

1.1.68 “Remodel Default” has the meaning set forth in Section 9.7.

1.1.69 “Remodel Obligations” means the obligations of Area Developer pursuant to Article IX of this Agreement.

1.1.70 “Remodel Requirements” has the meaning set forth in Section 9.2.

1.1.71 “Remodel Restaurants” means the Existing Developer Restaurants that Area Developer must remodel or upgrade pursuant to Article IX, and a “Remodel Restaurant” means any of them.

1.1.72 “Remodel Schedule” means the schedule attached to this Agreement as Schedule 3.

1.1.73 “Replacement Restaurant” has the meaning set out in the Development Schedule.

1.1.74 “Royalty” means the monthly amounts payable to BKC by Area Developer pursuant to Sections 1.1.7, 7.4, 9.5, or 9.7.

1.1.75 “ROFR” has the meaning set forth in Section 8.1.

1.1.76 “ROFR Assignment Fee” has the meaning set forth in Section 8.3.

1.1.77 “ROFR Procedures” has the meaning set forth in Section 8.2.

1.1.78 “ROFR Territory” means the geographic regions consisting of all of the counties set forth in Exhibit B.

1.1.79 “Scope of Work” has the meaning set forth in Exhibit D.

1.1.80  “Site Approval” has the meaning set forth in Section 6.2.1.

1.1.81 “Standard Building Type” has the meaning set forth in Exhibit D.

1.1.82 “Successor Franchise Agreement” means the franchise agreement by and between BKC as franchisor, and Area Developer, as franchisee, pursuant to which, among other things, BKC grants Area Developer a renewal of the license to use the Burger King Marks in connection with the operation of an Existing Developer Restaurant or Acquired Restaurant. The Successor Franchise Agreement shall be in the form that has been previously negotiated between BKC and Area Developer.

1.1.83 “Term” has the meaning set forth in Article IV.

1.1.84 “Territory” means the geographic regions consisting of all of the counties set forth in Exhibit B.

1.1.85 “Transferred” has the meaning set forth in Section 13.1 and the term “Transfer” shall be read accordingly.

1.2 Construction

1.2.1 Capitalized terms used herein, which are not defined in this Agreement but are defined in the most current Developer Franchise Agreement shall have the same meaning as in the Developer Franchise Agreement unless the context otherwise requires.

1.2.2 In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words importing any gender include the other gender; (iii) references to any Law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (iv) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications or supplements to such agreement or document made in accordance with the terms hereof and thereof; (v) references to articles, sections, Exhibits and Schedules are to the articles, sections, Exhibits and Schedules of this Agreement, unless the context otherwise requires; (vi) the term “including” as used herein means “including but not limited to”; and (vii) all Exhibits and Schedules to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits and Schedules.

1.2.3 References to a Party shall include such Party’s permitted successors and assigns.

1.2.4 Reference to any specific standard, policy, procedure, form, agreement or process of BKC includes a reference to any policy, procedure, form, agreement or process described by any other name which has been issued by BKC in substitution thereof or with substantially similar effect.

1.2.5 The numberings and headings of articles, sections, Exhibits and Schedules are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

1.2.6 In all cases where Area Developer is required to obtain BKC’s prior consent, authorization or approval, such consent, authorization or approval shall be granted or withheld in BKC’s sole and absolute discretion, unless otherwise indicated, and any such consent, authorization or approval must be in a writing signed by a duly authorized officer of BKC.

1.2.7 Whenever the words “day” or “days” are used in this Agreement, it shall be considered to mean “calendar days” and not “business days” unless an express statement to the contrary is made. In the event that any day on which any payment is due from Area Developer falls on a Saturday, Sunday, or holiday recognized by the U. S. Postal Service, then Area Developer shall make such payment on the prior day.

1.2.8 An obligation of two or more Parties binds them jointly and severally.

1.2.9 An obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation.

1.2.10 A writing includes any mode of representing or reproducing words in tangible and permanently visible forms, and includes a facsimile transmission.

1.2.11 References in this Agreement to holding or ownership of a stated percentage of the capital of a company shall be references to such percentage or holding of the entire issued share capital of that company; and if a company shall at any time have more than one class of capital, shall be references to holdings of all classes of shares in that company. For the purposes of this Agreement “holdings” or “ownership” means all legal and beneficial ownership.

ARTICLE II: AREA DEVELOPER AND THE PRINCIPALS

2.1 Area Developer and the Principals represent and warrant jointly, severally and unconditionally to BKC that, the equity holdings of the Principals in Area Developer are owned as set out in Part 1 of Schedule 2.

2.2 The membership interests in Area Developer are all of the same class with the same voting rights. Area Developer covenants that Principal 2 directly and Principal 1 indirectly through its ownership interest in Principal 1 hold the voting rights to appoint directors and officers of Area Developer.

2.3 Neither the Principals nor Area Developer may include any of the following words/expressions in its name without the prior written consent of BKC: the words Burger King, the initials BKC, Whopper, or anything similar to or resembling the same in appearance, sound, or in any other way. Anything to the contrary notwithstanding, the Principals and Area Developer may use the designation “BK” in it their names.

2.4 Area Developer is an independent contractor and is not an agent, partner, joint venturer, joint employer or employee of BKC, and no fiduciary relationship between the parties exists. Area Developer shall be the sole and exclusive employer of its employees and is solely responsible for all aspects of the employment relationship with its employees, with the sole right to hire, discipline, promote, demote, transfer, discharge and establish wages, hours, benefits, employment policies, and other terms and conditions of employment for its employees without consultation with or approval by BKC. Area Developer shall have no right to bind or obligate BKC in any way nor shall Area Developer represent that it has any right to do so. BKC shall have no control over the terms and conditions of employment of Area Developer’s employees. Area Developer shall exhibit at the Developer Restaurants a notification that the Developer Restaurants are operated by an independent operator and not BKC.

ARTICLE III: GRANT OF RIGHTS

3.1 Non-Exclusive Development Rights. Subject to the full satisfaction of the terms and conditions of this Agreement, BKC hereby grants to Area Developer, and Area Developer hereby accepts, the non-exclusive right to develop, open and operate New Developer Restaurants in the Territory during the Term (the “Development Rights”); provided that Area Developer will retain the non-exclusive right to develop Restaurants in those DMAs that Area Developer (including the entities Area Developer acquires from Cambridge Financial Holdings LLC) has the right to develop in as of January 1, 2019, even if outside the Territory, and any other DMAs that Area Developer enters after January 1, 2019 pursuant to BKC procedures.

3.2 This Agreement is not a franchise for the operation of Burger King Restaurants, and does not grant Area Developer the right to use the Burger King Marks or the Burger King System. The terms and conditions applicable to Area Developer for the operation of each New Developer Restaurant shall be set forth in the New Developer Restaurant Franchise Agreement for such New Developer Restaurant. Prior to the opening of each New Developer Restaurant, Area Developer must enter into a New Developer Restaurant Franchise Agreement for such New Developer Restaurant.

3.3 Area Developer acknowledges that the rights granted pursuant to this Agreement are non-exclusive. Accordingly, BKC may, itself or through another party as franchisee, develop Burger King Restaurants within and/or outside the Territory at any time or from time to time subject, however, to BKC’s then existing development procedures including, but not limited to the Procedures for Resolving Development Disputes.

3.4 For the avoidance of doubt,

3.4.1 the right to develop, open and operate New Developer Restaurants at Captive Locations are specifically excluded from the Development Rights set forth in Section 3.1 provided however, that nothing herein shall prohibit Area Developer from requesting approval from BKC to develop, open and operate a new Developer Restaurant at a Captive Location; and

3.4.2 BKC (on behalf of itself, its Affiliates and its designees) reserves all rights not expressly granted to Area Developer under this Agreement, and Area Developer and Principals hereby accept and acknowledge such reserved rights of BKC.

3.5 Area Developer must obtain BKC’s prior written approvals to develop a New Developer Restaurant in accordance with the development procedures set forth in Article VI.

3.6 In the event of conflict or confusion as to the exact boundaries of the Territory or the ROFR Territory, the boundaries shall be consistent with the county lines as set forth by the state and local governments, as applicable.

ARTICLE IV: TERM

4.1 This Agreement shall commence on the Commencement Date and expire at the end of Development Year 6, i.e., September 30, 2024 (“Term”). The Parties shall have no obligation to extend or renew this Agreement and no such extension or renewal shall be implied or inferred by reason of the conduct of the Parties or for any other reason.

ARTICLE V: DEVELOPMENT OBLIGATIONS

5.1 Area Developer shall develop and open for business and keep open pursuant to the terms of the New Developer Restaurant Franchise Agreements the minimum number of new Burger King Restaurants in the Territory as set forth in the Development Schedule. The following Developer Restaurants shall not count towards fulfillment of Area Developer’s obligations under the Development Schedule: (a) the Existing Developer Restaurants, (b) any Acquired Restaurants, and (c) any New Developer Restaurants opened by Area Developer without first obtaining the approvals from BKC required under Article VI of this Agreement. All of the Cumulative Opening Targets set forth in the Development Schedule are expressed net of closures, without distinction as to the reason for such closure (i.e., expiration, early termination or otherwise provided that closures occurring as a result of condemnation, eminent domain, or any other taking by or through an Authority shall not be deemed a closure or counted as a closure in connection with this Agreement).

5.2 Only Free-Standing Restaurants, In-Line Restaurants, Food Court Restaurants, and Approved Restaurant Types shall count towards fulfillment of Area Developer’s obligations under the Development Schedule.

5.3 In addition to any other legal rights and remedies available to BKC in this Agreement, if (a) Area Developer fails to achieve the Cumulative Opening Target set forth in the Development Schedule for Development Year 1 by the end of Development Year 1, and subsequently fails to cure such breach of the Development Schedule by the end of the Development Year 1 Cure Period, or (b) Area Developer fails to achieve any Cumulative Opening Target set forth in the Development Schedule for any Development Year other than Development Year 1 by the end of such Development Year and subsequently fails to cure such breach of the Development Schedule by the end of the Development Cure Period (in the case of either (a) or (b) each such event, a “Development Default”), then BKC may, in its sole discretion, upon written notice to Area Developer suspend the Franchise Pre-Approval and the right to receive an assignment of the ROFR for the calendar year immediately following the Development Year with respect to which the Development Default occurred until such time as Area Developer cures the Development Default. In addition, in the event of a Development Default, (a) all Royalty rate and Advertising Contribution rate incentives granted to Area Developer in Section 7.4 for the New Developer Restaurants opened prior to the date of the Development Default shall be suspended until the Area Developer has cured the Development Default and (b) in accordance with Section 7.5, Area Developer shall forfeit all unapplied Prepaid Franchise Fees paid prior to the date of the Development Default and will be required to pay additional Franchise Fees upon the opening of any New Developer Restaurant opened after the expiration of the applicable Development Cure Period until such Development Default is cured. For the avoidance of doubt, any New Developer Restaurant which opens after the date of a Development Default will not receive incentives pursuant to Section 7.4 until such Development Default is cured.

ARTICLE VI: DEVELOPMENT PROCEDURE

6.1 Franchise Approval. Except as set forth in Section 6.7, Area Developer shall apply for and meet BKC’s then-current operational, financial, credit, legal and other criteria for developing and opening a new Burger King Restaurant (herein, “Franchise Approval”) applicable to all Franchisees in the U.S. Area Developer understands and accepts that BKC may change its criteria for Franchise Approval as it applies to all Franchisees during the term of this Agreement at any time in its sole discretion provided that any such change shall not impact Area Developer’s Franchise Pre-Approval as set forth in Section 6.7 of this Agreement. Failure to meet the requirements for operational, financial, credit and/or legal approval shall constitute grounds for refusing to grant Franchise Approval or withdrawing an approval already granted and shall not extend, modify or reduce the development obligations of Area Developer under Article V. Any such failure shall be in addition to and without prejudice to any rights of BKC arising from such failure under this Agreement or any other agreement.

6.2 Site Approval.

6.2.1 Site Approval Process. After obtaining Franchise Approval, Area Developer shall apply for and obtain site approval from BKC for any site on which Area Developer proposes to construct a new Burger King Restaurant under this Agreement in accordance with BKC’s then-current standard site approval procedures applicable to all Franchisees (herein, “Site Approval”). The Site Approval application shall contain detailed information regarding the site and the market around the site, and Area Developer shall use the application format from time to time adopted by BKC applicable to the U.S. Area Developer acknowledges and agrees that any site selection assistance or approval provided by BKC or its Affiliates is not intended and shall not be construed or interpreted as a representation, warranty or guarantee that the site (or any other site) will achieve any estimated sales or otherwise succeed, nor shall any location recommendation made by BKC or its Affiliates be deemed a representation that any particular location is available for use as a New Developer Restaurant. Site Approval is a prerequisite to authorization to construct a new Burger King Restaurant at a particular location. Area Developer acknowledges that Site Approval can be granted only by means of a written approval duly executed by an authorized representative of BKC and no other approval, whether oral or written, shall be effective or binding on BKC.

6.2.2 Denial of Site Approval. Area Developer acknowledges that BKC may, in its sole discretion, deny Site Approval for any site if, for any reason, the site does not meet BKC’s criteria for Site Approval. If Area Developer enters into any legally binding commitment with respect to a potential site before BKC has granted Site Approval, then Area Developer shall bear the entire risk of loss or damage resulting from a subsequent decision of BKC not to grant Site Approval. In determining whether or not to grant Site Approval, BKC may have regard to any relevant matter in its sole discretion including without limitation to the protection of the Burger King System, to its own interests and to the orderly and proper development of Restaurants in the Territory, and the interests of other operators of Burger King Restaurants in the Territory, or in other areas adjacent to or which may be directly or indirectly impacted by the operation of a new Burger King Restaurant at the proposed site. Without limiting the generality of the foregoing, if BKC believes in its sole and absolute discretion that development of a new Burger King Restaurant at the site proposed by Area Developer will have an adverse impact upon sales to or at an existing Restaurant operated by BKC or a Franchisee, BKC may, in its sole discretion, deny Site Approval. Area Developer agrees to participate and cooperate in any mediation, arbitration, or other legal action conducted pursuant to the BKC Procedures for Resolving Development Disputes in the event an objection is received by BKC from another Franchisee in connection with the development of a site. The denial of Site Approval by BKC shall not extend, modify or reduce the development obligations of Area Developer under Article V.

6.3 Construction Approval. After obtaining Site Approval, the following requirements relating to site acquisition and construction shall apply. Area Developer assumes all cost, liability, expense and responsibility for procuring the location, acquisition and development of sites and for construction of new Burger King Restaurants. If Area Developer acquires a leasehold interest in the site, such lease shall be for a term extending at least through the term of the New Developer Restaurant Franchise Agreement to be granted for the location.

6.3.1 Any new Burger King Restaurant shall be constructed, equipped and furnished in accordance with the Current Image standards.

6.3.2 Each new Burger King Restaurant shall be constructed, equipped and furnished in accordance with plans and specifications prepared in compliance with the Approved Plans and Specifications. Area Developer shall be responsible for procuring its own architectural and engineering services and all necessary approvals and permissions from the relevant Authorities. Prior to commencing construction of a New Developer Restaurant, Area Developer shall obtain from BKC prior written architectural and design approval of the Area Developer’s plans and specifications (hereinafter referred to as “Construction Approval”). Any subsequent material changes to the approved plans must be approved by BKC’s Vice President of Development. BKC must approve the type of facility, site layout, and equipment configuration for the new Restaurant to be developed hereunder, including the building design, style, size and interior décor, as well as the type of equipment, service format and equipment arrangement for any new Burger King Restaurant, which may be changed, amended or modified by BKC from time to time. The above notwithstanding, Area Developer shall be responsible for constructing the new Restaurant in accordance with all Laws provided that nothing set forth in this Agreement, including in the Construction Approval, shall require Area Developer to violate then current applicable Laws.

6.4 No Franchise Without Site Approval. Nothing in this Agreement shall be construed as obligating BKC to grant a New Developer Restaurant Franchise Agreement for any site which has not been approved in accordance with this Agreement or in a case in which the completed building does not conform to the Approved Plans and Specifications.

6.5 No Representation Regarding Site. Area Developer agrees that BKC’s approval of any site or BKC’s approval of any specifications or other matters relating to the development of a new Burger King Restaurant does not amount to a representation or warranty relating directly or indirectly to the potential success or viability of a site or the new Burger King Restaurant. Area Developer shall not rely upon any warranty, representation or advice given by any person by or on behalf of BKC directly or indirectly relating’ to the success or viability of a new Burger King Restaurant.

6.6 Notice of New Developer Restaurant. Area Developer shall provide BKC with prior written notice of the opening of each New Developer Restaurant, and such notice shall include the following: (a) the projected opening date of the New Developer Restaurant and (b) the format type of the New Developer Restaurant (e.g., Free Standing Restaurant, In-Line Restaurant).

6.7 Franchise Pre-Approval. Notwithstanding anything to the contrary set forth herein, during the Term, BKC hereby grants Area Developer franchise pre-approval (“Franchise Pre-Approval”) to expand in the Burger King System by building New Developer Restaurants or acquiring Franchised Restaurants from other Franchisees in the Territory. The Franchise Pre-Approval in no way diminishes (i) Area Developer’s obligations to obtain Site Approval as set forth in this Article VI and (ii) a selling Franchisee’s obligations to obtain approval for the sale of its Franchised Restaurants. Franchise Pre-Approval for acquisition of Franchised Restaurants from other Franchisees in the Territory will be terminated on such date that Area Developer acquires, in the aggregate more than 500 Franchised Restaurants within or outside the Territory. Franchise Pre-Approval will be suspended for any period of time that any lawsuits are pending between Area Developer and BKC. Such suspension of the Franchise Pre-Approval shall automatically end on the date that such pending lawsuits are settled, dismissed, withdrawn, adjudicated by final judgment or order, or are terminated. Notwithstanding the foregoing or anything else to the contrary set forth herein, in the event Area Developer proposes to acquire Franchised Restaurants from other Franchisees outside the Territory but in one of the DMAs where Area Developer or its Affiliates have Restaurants prior to the acquisition, then, in such case, Area Developer will be deemed to have Franchise Pre-Approval for such proposed acquisition.

ARTICLE VII: GRANT OF FRANCHISE

7.1 Upon fulfilment of the following conditions precedent in relation to each proposed New Developer Restaurant:

7.1.1 the completion of the construction and fitting out of the New Developer Restaurant in accordance with the Approved Plans and Specifications;

7.1.2 payment to BKC (or to such party as BKC may direct) of the Franchise Fee required in respect of the New Developer Restaurant to be opened, such payment to be made prior to or upon execution of the New Developer Restaurant Franchise Agreement for the New Developer Restaurant;

7.1.3 execution by Area Developer and the Principals and delivery to BKC of at least two counterparts of the New Developer Restaurant Franchise Agreement and all other documents customarily executed in connection with the grant of a franchise;

7.1.4 full compliance by Area Developer, its Affiliates, and the Principals with the requirements of this Agreement and all Developer Franchise Agreements in force at the time a grant of a franchise is requested;

7.1.5 evidence of property control for a term that is at least equal to the term of the New Developer Restaurant Franchise Agreement for the relevant New Developer Restaurant; and

7.1.6 Area Developer having obtained and continuing to hold all relevant approvals, permits and licenses required by Law to operate the New Developer Restaurant,

BKC shall grant and Area Developer shall accept a franchise in respect of the relevant New Developer Restaurant on the terms and conditions set out in the New Developer Restaurant Franchise Agreement except as set forth in Section 7.4.

7.2 Until the franchise has been granted pursuant to Section 7.1, the proposed New Developer Restaurant shall not trade. Following the grant of a franchise, the New Developer Restaurant shall commence trading immediately and in any event not later than 7 days thereafter, time being of the essence.

7.3 Area Developer shall select the duration of each New Developer Restaurant Franchise Agreement provided that the duration shall be no longer than the lesser of (i) twenty (20) years or (ii) the number of years Area Developer owns, leases, or controls the premises where the Restaurant is located; provided, however, that for Free-Standing Restaurants, the duration shall be a minimum of ten (10) years unless BKC provides an exception which it shall provide using reasonable discretion giving due consideration to the specific facts and circumstances.

7.4 Except as set forth in Section 5.3, during the initial four (4) years of the term of a New Developer Franchise Agreement, Area Developer shall receive a one percent (1%) discount from the Royalty rate. Starting with the commencement of year five (5) of the term of a New Developer Franchise Agreement, the Royalty rate shall revert back to Base Fees for the remainder of the term. Except as set forth in Section 5.3, during the initial four (4) years of the term of a New Developer Franchise Agreement, Area Developer shall receive a three percent (3%) discount from the Advertising Contribution rate. Starting with the commencement of year five (5) of the term of a New Developer Franchise Agreement, the Advertising Contribution rate shall revert back to Base Fees for the remainder of the term.

7.5 Prepaid Franchise Fee. Beginning on the Commencement Date and thereafter on October 1 of each year of the Term, Area Developer will pay to BKC prepaid franchise fees in the following amounts (the “Prepaid Franchise Fees”): (a) the first installment in the amount of $350,000 shall be due and payable on the Commencement Date, (b) the second installment in the amount of $1,600,000 shall be due and payable on October 1, 2019, (c) the third installment in the amount of $2,050,000 shall be due and payable on October 1, 2020, (d) the fourth installment in the amount of $2,050,000 shall be due and payable on October 1, 2021, (e) the fifth installment in the amount of $2,000,000 shall be due and payable on October 1, 2022 and (f) the sixth installment in the amount of $1,950,000 shall be due and payable on October 1, 2023. Upon the execution of each New Developer Restaurant Franchise Agreement, BKC will apply the respective amount as payment of the Franchise Fee owed for that New Developer Restaurant until the full amount of the Prepaid Franchisee Fees are exhausted; thereafter, Area Developer shall pay the applicable Franchise Fee to BKC in accordance with this Agreement. All Franchise Fees paid pursuant to this Agreement shall be in the amount of Base Fees. For the avoidance of doubt, no amount of the Prepaid Franchise Fees shall be applied to the payment of franchise fees due for Acquired Restaurants. In the event of a Development Default, BKC shall have the right, in its sole discretion and in addition to all other rights and remedies of BKC in law or in equity, to receive and retain, without obligation for any refund to Area Developer, all unapplied installments of Prepaid Franchise Fees paid or due on or before the date of the Development Default and Area Developer will be required to pay additional franchise fees upon the opening of any New Developer Restaurant opened after the expiration of the Development Year 1 Cure Period or the Development Cure Period, as applicable, until the Development Default is cured. For clarification purposes, Area Developer is required to continue paying the installments of the Pre-Paid Franchise Fees even if Area Developer is in default or has had the Franchise Pre-Approval or ROFR suspended, provided, however, that such Pre-Paid Franchise Fees shall not be forfeited and shall be applied to the payment of Franchise Fees unless Area Developer commits an additional Development Default.

By way of example, if there is a Development Default for Development Year 2, (i) the unapplied portion of the Pre-Paid Franchise Fees paid on October 1, 2019 shall be forfeited, (ii) the Pre-Paid Franchise Fees due on October 1, 2020 shall still be due and payable, and (iii) the Pre-Paid Franchise Fees due on October 1, 2020 shall not be forfeited and shall be able to be applied to Franchise Fees for New Developer Restaurants opened after the amount of Restaurants necessary to cure the Development Default for Development Year 2 have opened, unless Area Developer commits a Development Default in Development Year 3.

ARTICLE VIII: RIGHT OF FIRST REFUSAL

8.1 Under some or all of the Franchise Agreements, BKC has (i) the right to approve all sales and assignments of Franchised Restaurants to a third party (the “Prospective Purchaser”) in a Franchisee-to-Franchisee transfer (an “F-to-F Transfer”), and (ii) a right of first refusal (“ROFR”) to purchase all or substantially all of the assets constituting the Franchised Restaurant, or all or substantially all the shares in the Franchisee, on the same terms as contained in any proposed purchase agreement between such Franchisee and the Prospective Purchaser (the “Purchase Agreement”).

8.2 Until the earlier of (a) such date that Area Developer acquires, in the aggregate more than 500 Franchised Restaurants within or outside the Territory (not including the Restaurants purchased from Cambridge Franchise Holdings LLC), or (b) September 30, 2024, BKC grants Area Developer, on an exclusive basis, the right to an assignment of BKC’s ROFR in the ROFR Territory with respect to a Franchised Restaurant that is the subject of an F-to-F Transfer by following the procedures set out in a side letter which shall be executed simultaneously with this Agreement (the “ROFR Procedures”) subject to the requirements and limitations set out in such side letter. All time periods as set forth in the ROFR Procedures shall be those as set forth in the Franchise Agreements of the selling Franchisee. Area Developer acknowledges that (a) BKC’s rights in any F-to-F Transfer, including its ROFR, are granted and limited by the language of the Franchise Agreements, (b) the effect and/or enforceability of such rights may be limited under applicable Law, (c) BKC may not be able to withhold its consent to an F-to-F Transfer between Franchisees and third parties pursuant to (i) BKC’s Policy and Procedure Regarding Change of Ownership (“COO”) Transactions and Franchisee-To-Franchisee (“FTF”) Transactions dated April 26, 2012, (ii) applicable state law or (iii) the Franchise Agreements between the selling Franchisee and BKC and (d) the obligation of BKC hereunder does not extend to the proposed purchase of real property owned, leased, or otherwise under the control of BKC, a Franchisee, or any third party.

8.3 ROFR Assignment Fee. Area Developer will pay BKC the sum of $3,000,000 as a fee for the right to receive an assignment of the ROFR as set forth in this Agreement (“ROFR Assignment Fee”). The ROFR Assignment Fee will be deemed non-refundable and fully earned by BKC upon execution and delivery of this Agreement. The ROFR Assignment Fee is payable in four (4) equal installments, each in the amount of $750,000. The first such installment is due and payable on May 1, 2019, and each subsequent installment thereafter shall be due and payable in 2019 until the ROFR Assignment Fee has been fully paid as follows: $750,000 shall be due and payable on June 30, 2019; $750,000 shall be due and payable on September 30, 2019; and $750,000 shall be due and payable on December 31, 2019. .

ARTICLE IX: REMODEL OBLIGATIONS

9.1 Area Developer shall Complete the Remodel by the relevant Remodel Deadline of the minimum number of Existing Developer Restaurants set forth in the Remodel Schedule.

9.2 Area Developer shall remodel or upgrade each of the Remodel Restaurants (a) in accordance with the Scope of Work as it becomes binding on Area Developer pursuant to Section 9.3; (b) to the then Current Image or such other specifications required by BKC at the material time(s) for both the interior and exterior of the Remodel Restaurant in accordance with the Approved Plans and Specifications; and (c) in compliance with all applicable Laws (collectively, the “Remodel Requirements”). In addition, Area Developer shall use only such equipment, furnishings, signage and other materials in connection with the Completion of the Remodel that will have met BKC’s then current standards and specifications for equipment, furnishings, signage and other materials. Area Developer shall be responsible for all costs, expenses and other fees associated with Completion of the Remodel (or any of them). The Remodel Requirements for Remodel Restaurants which will undertake an upgrade only shall be the Burger King of Tomorrow requirements for a full exterior remodel including, but not limited to, landscaping, double drive-thru (where applicable), exterior Garden Grille image and exterior digital menu boards. Additionally, in order to successor a Remodel Restaurant which undertakes an upgrade, such Remodel Restaurant must have a Garden Grille, Prime or 20/20 interior image and either (a) has a new image floor which was part of the 20/20, Garden Grille, Prime New Build image guidelines, or (b) has any other floor that Area Developer agrees to upgrade to the Burger King of Tomorrow image floor. Strata floor tiles are not part of the new image floor guidelines.

9.3 With respect to each Remodel Restaurant, Area Developer will provide BKC with a Scope of Work. Submission, review, and processing of each Scope of Work by Area Developer and BKC shall be subject and pursuant to the New Construction and Remodel Procedures set out in Exhibit D attached hereto.

9.4 With respect to each Remodel Restaurant, Area Developer shall, promptly after Completion of the Remodel for any such Remodel Restaurant, provide to BKC a signed certificate from an architect (licensed in the state where the Remodel Restaurant is located), in a form reasonably acceptable to BKC, certifying that the applicable premises is compliant with the Americans with Disabilities Act.

9.5 Early Successor Remodel Incentive. For all Remodel Restaurants which (i) have more than three (3) years remaining on the term of the Franchise Agreement and (ii) Remodels are Completed by the relevant Remodel Deadline (and after taking into consideration the Remodel Year 1 Cure Period or the Remodel Cure Period), Area Developer, in its sole discretion, may elect by written notice in each instance to BKC to have BKC and Area Developer enter into a Successor Franchise Agreement with the following terms:

9.5.1 Successor Franchise Fee. The term of each Successor Franchise Agreement shall be the remaining term of the original Franchise Agreement. Area Developer may purchase as many additional years of term as it desires, provided that the total number of years (inclusive of the term remaining on the original Franchise Agreement and the additional years purchased for the Successor Franchise Agreement) shall be no more than the lesser of (i) twenty (20) years or (ii) the number of years Area Developer owns, leases, or controls the premises where the Remodel Restaurant is located;

9.5.2  Royalty Reduction. During years 1 through 5 of the term of the Successor Franchise Agreement, Area Developer shall receive a Royalty reduction from the Base Fee for royalty in the amount of 0.75% of monthly Gross Sales; and

9.5.3 Advertising Contribution Reduction. During years 1 through 5 of the term of the Successor Franchise Agreement, Area Developer shall receive an Advertising Contribution reduction from the Base Fee for advertising contribution in the amount of 0.75% of monthly Gross Sales.

For clarification purposes, the reductions from Base Fees set forth in Section 9.5 shall not be available for Remodel Restaurants which complete an upgrade only.

9.6 The Cumulative Remodel Target for Development Year 1 and Development Year 2 shall include certain Remodel Restaurants that are on leases with BKC and would thus be eligible for capital contributions from BKC in lieu of the above incentives in accordance with the terms of the FDD and as set forth on the Remodel Schedule. Such Remodel Restaurants are designated accordingly on the Remodel Schedule.

9.7 Penalties. In addition to any other legal rights and remedies available to BKC in this Agreement, if Area Developer fails to achieve the Cumulative Remodel Target or the Cumulative Upgrade Target by the end of any Remodel Year, and subsequently fails to cure such breach within the Remodel Year 1 Cure Period or the Remodel Cure Period, as applicable (a “Remodel Default”), the Franchise Pre-Approval and the right to receive an assignment of the ROFR for the calendar year immediately following the Remodel Year with respect to which the Remodel Default occurred will be suspended until such time as Area Developer cures the Remodel Default.

9.8 Relationship to Remodeling Obligations and Leases. The provisions of this Article provide a process for implementing the “Current Image” and remodel requirements set forth in Developer Franchise Agreement, and except for the accelerated deadlines for remodeling set forth in this Agreement, the provisions of this Article are not intended in any way to supersede, qualify or limit any of the repair, maintenance, or remodeling requirements of any Developer Franchise Agreement.

ARTICLE X: POLLING AND P&L INFORMATION

Area Developer will, at its sole cost and expense, provide BKC with Polling Information pursuant to the Developer Franchise Agreements. Area Developer will provide BKC with P&L and Capex Information pursuant to the Developer Franchise Agreements at such times as BKC designates, but no less than monthly, and in an electronic format prescribed by or otherwise acceptable to BKC.

ARTICLE XI: DEFAULT AND SUSPENSION

11.1 Without derogation from, or prejudice to, any other rights of BKC under this Agreement or at Law, upon the occurrence of any of the following events (each, an “Event of Default”), Area Developer shall be in default of this Agreement and BKC may, at its election, by written notice to Area Developer suspend the Franchise Pre-Approval and the assignment of the ROFR with immediate effect (but with due regard for the cure periods set forth below, if any) until Area Developer has cured the specific Event of Default:

11.1.1 if (A) Area Developer fails to achieve the Cumulative Opening Target for Development Year 1 by the end of Development Year 1 and fails to cure such breach by the end of the Development Year 1 Cure Period, or (B) Area Developer fails to achieve any Cumulative Opening Target for any Development Year (other than Development Year 1) by the end of such Development Year and fails to cure such breach by the end of the Development Cure Period;

11.1.2 if (A) Area Developer fails to achieve the Cumulative Remodel Target or Cumulative Upgrade Target for Remodel Year 1 by the end of Remodel Year 1 and fails to cure such breach by the end of the Remodel Year 1 Cure Period, or (B) Area Developer fails to achieve any Cumulative Remodel Target or Cumulative Upgrade Target for any Remodel Year (other than Remodel Year 1) by the end of such Remodel Year and fails to cure such breach by the end of the Remodel Cure Period;

11.1.3 if Area Developer (or any of its Affiliates) fails to pay to BKC (or its designee) when due any amounts payable under this Agreement, and does not cure such failure within ten (10) days of written notice from BKC;

11.1.4 if Area Developer (or its Affiliate) breaches Section 14.1 of this Agreement;

11.1.5 if Area Developer breaches Section 20.11 of this Agreement;

11.1.6 if Area Developer and/or any of the Principals assigns, encumbers, transfers, sub-licenses or otherwise disposes of, or attempts to assign, transfer, encumber, or otherwise dispose of this Agreement or any of its rights hereunder in whole or in part, whether directly or indirectly by operation of law, without the prior written consent of BKC in violation of Section 13.1 or 13.2; or if Area Developer, any of its Affiliates, or any Principal duplicates, in whole or in part, the Burger King System or violates the confidentiality provisions set forth in Article XII;

11.1.7 if Area Developer, any of its Affiliates or any Principal (or any Affiliate thereof) challenges the validity of any of the Burger King Marks or copyright or other intellectual property rights of BKC or any BKC Affiliate; or

11.1.8 if Area Developer, any of its Affiliates or any Principal fails to comply in any material respect with any of the other terms, provisions or conditions of this Agreement and fails to rectify the same within 30 days of a notice requiring it to do so.

11.2 BKC’s sole remedy for an Event of Default arising under Sections 11.1.1, 11.1.2, 11.1.4, 11.1.5 under this Agreement shall be to suspend the Franchise Pre-Approval and the right to receive the assignment of the ROFR. Any such suspension shall automatically terminate as soon Area Developer cures the pending Event of Default. For purposes of clarification, nothing contained in this Section 11.2 shall be deemed or construed to limit the rights or remedies of BKC or Area Developer under any other agreement between BKC and Area Developer that also may be independently triggered by an uncured Event of Default under Sections 11.1.1, 11.1.2, 11.1.4, or 11.1.5 of this Agreement. The failure of BKC to suspend the Franchise Pre-Approval or the right to receive the assignment of the ROFR upon the occurrence of one or more Events of Default shall not constitute a waiver or otherwise affect the right of BKC to suspend the Franchise Pre-Approval or the right to receive the assignment of the ROFR because of a continuing or subsequent failure to cure one or more Events of Default.

ARTICLE XII: CONFIDENTIALITY

12.1 BKC, Area Developer, and the Principals agree that any confidential and proprietary information of any of the parties to the Agreement exchanged in conjunction with this Agreement shall be governed by the confidentiality provisions set forth in the Franchise Agreements entered into between BKC and Area Developer. The parties explicitly agree that the terms of this Agreement shall be considered confidential information of BKC. The parties agree that all information provided by Area Developer to BKC under Sections 1.1.57 and 20.12 of this Agreement is confidential to Area Developer and BKC shall be subject to the same confidentiality obligations as are imposed on information provided to Area Developer under the Franchise Agreements.

12.2 In addition, neither BKC, Area Developer or Principals shall issue any press release or any other statement, broadcast, podcast, advertisement, circular, newsletter or other forms of information in relation to the entry into this Agreement by BKC, Area Developer and the Principals (the “Signing Disclosure”), without first consulting with the other party regarding the substance of the Signing Disclosure and providing the other party a reasonable opportunity (taking into account any legally mandated time constraints but in no event longer than 2 business days) to review and comment on the content of the Signing Disclosure prior to its publication or filing. Anything to the contrary notwithstanding, nothing contained herein shall be deemed to prohibit BKC, Area Developer or Principals from making any public disclosure or filing regarding the this Agreement as required (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement.

12.3 Area Developer and each Principal covenants and agrees for itself, himself, herself, Area Developer’s parent, subsidiaries and Affiliates that during the Term of this Agreement they will not own, operate or have any interest in any hamburger business except other franchised BURGER KING Restaurants. Area Developer and each Principal further covenants and agrees that for a period of one (1) year after any sale, assignment, transfer, termination or expiration of this Agreement, these entities will not own, operate or have any interest in any hamburger business, except other franchised BURGER KING Restaurants, either at or within two (2) miles of any Developer Restaurant. This obligation of Area Developer and Principals is in addition to its restrictive covenant under the Developer Franchise Agreements.

ARTICLE XIII: ASSIGNMENT AND TRANSFER

13.1 Neither this Agreement nor the Development Rights may be assigned, transferred, sold, conveyed, licensed, leased, charged, pledged, mortgaged, encumbered or otherwise transferred or disposed of, in whole or in part (“Transferred”) by Area Developer, whether directly or indirectly by operation of law nor shall Area Developer have any right to sub-license any of the rights granted under this Agreement, without the prior written consent of BKC, which consent may be withheld by BKC at its sole discretion. Any Transfer described in this Section 13.1 or in Section 13.2 below without compliance with the terms hereof shall be void and of no effect.

13.2  Area Developer is not permitted to subcontract the whole or any part of its obligations under this Agreement, or to Transfer any assets that are necessary for Area Developer to fulfill its other obligations under this Agreement without the prior written consent of BKC which consent may be withheld by BKC at its sole discretion.

13.3 For the avoidance of doubt, nothing in this Agreement permits Area Developer to:

13.3.1 sub-franchise to any Person in respect of the Burger King System (or any part thereof); or

13.3.2 grant any interest in a Developer Restaurant or the Burger King System to any person; or

13.3.3 sell, or solicit others to buy, franchises to operate Burger King Restaurants except with respect to discussions between Area Developer and Franchisees relating to an F-to-F Transfer which are explicitly allowed.

13.4 This Agreement and all the rights and obligations hereunder of BKC may be Transferred by BKC, and shall inure to the benefit of the successors and assigns of BKC. If BKC elects to Transfer this Agreement or any part of its rights, interests, obligations or liabilities hereunder, Area Developer shall, upon request by BKC, execute any deed or instrument required to effect such Transfer or as required by applicable Law. Area Developer and the Principals hereby grant their advance and irrevocable consent to any such Transfer at any time and waive any requirement of prior notice.

ARTICLE XIV: SHOWS OF SUPPORT/ BK McLAMORE FOUNDATION/DELIVERY

14.1 Shows of Support. From time to time, BKC may request the support of Area Developer, and Franchisees for national or divisional advertising or marketing initiatives by conducting a survey, currently referred to as the “Show of Support” survey (the “National/Divisional Survey”). Each Developer Restaurant has one vote in each National/Divisional Survey. Area Developer shall confer with BKC on a quarterly basis to discuss upcoming National/Divisional Surveys throughout the term of each Developer Franchise Agreement. As long as BKC reviews the content of the National/Divisional Survey with the Chief Executive Officer of Area Developer and allows the Chief Executive Officer of Area Developer to provide comments and input to the National/Divisional Survey prior to the distribution of the National/Divisional Survey to the rest of the Franchisees, Area Developer agrees to cast its vote relating to each Developer Restaurant in each National/Divisional Survey in favor of any such advertising or marketing initiative.

14.2 Burger King McLamore Foundation. The Developer Restaurants (including each of the Existing Developer Restaurants, New Developer Restaurants and Acquired Restaurants) shall participate in the fundraising and charitable efforts of the BK McLamore Foundation. Area Developer agrees to purchase at least one (1) $1,000 scholarship for each Developer Restaurant during each year of the term of the relevant Developer Franchise Agreement.

ARTICLE XV: INDEMNIFICATION; INSURANCE

15.1 Indemnification. Area Developer shall at its own expense, defend, indemnify and hold harmless the BKC Indemnified Parties, with counsel fully acceptable to BKC from and against any and all Losses sustained or incurred by the BKC Indemnified Parties, or any one or more of them, based upon or arising directly or indirectly out of any breach of this Agreement, or any negligent act, error or omission in connection with this Agreement by Area Developer or its employees or agents. Without limiting the generality of the foregoing, Area Developer shall defend, indemnify and hold harmless the BKC Indemnified Parties from and against Losses relating to, arising out of or in connection with,

15.1.1  any Claim, action or demand of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Area Developer, any of its Affiliates, or any employee of any agent, subcontractor or independent contractor of Area Developer or any of its Affiliates;

15.1.2 any failure of Area Developer or any one or more of its Affiliates to properly remit any tax payments required by Law;

15.1.3 any Claim, action or demand of any kind or nature based upon or arising directly or indirectly out of BKC’s assignment of its ROFR under a Franchise Agreement, including any failure by Area Developer to comply with the ROFR Procedures.

15.2 BKC shall notify Area Developer of any such Claims, and Area Developer shall be given the opportunity to assume the defense of the matter. If Area Developer fails to assume the defense, BKC may defend the action in the manner it deems appropriate, and Area Developer shall pay to BKC all costs, including reasonable attorney fees, incurred by BKC in effecting such defense. BKC’s right to indemnity under this Agreement shall arise and be valid notwithstanding that joint or concurrent liability may be imposed on BKC by Law.

15.3 Insurance.

15.3.1 Comprehensive General Liability. Area Developer agrees to carry at its expense during the Term Comprehensive General Liability insurance, including Products Liability and Broad Form Contractual Liability, in an amount of not less than ONE MILLION ($1,000,000) DOLLARS per occurrence for bodily injury and FIVE HUNDRED THOUSAND ($500,000) DOLLARS per occurrence for property damage, or in such increased amounts as BKC may reasonably request from time to time during the Term. Each policy will (i) be provided on a primary and non-contributory basis as respects BKC and its Affiliates and all insurance BKC and its Affiliates maintain; (ii) contain a severability of interests and cross liability clause; (iii) name BKC and its Affiliates as additional insureds which shall be effectuated through an endorsement of the policy; (iv) provide that the policy cannot be canceled without thirty (30) days prior written notice to BKC; and (v) insure the contractual liability of Area Developer under Section 15.1. The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by BKC. Before the Commencement Date, Area Developer shall furnish to BKC Certificates of Insurance reflecting that the insurance coverage is in effect pursuant to the terms of this Agreement. All policies shall be renewed, and a renewal Certificate of Insurance mailed to BKC in Miami, Florida to the address set forth in Section 20.1, or at such other location as may be specified by BKC prior to the expiration date of the policies. This obligation of Area Developer to maintain insurance is separate and distinct from its obligation to indemnify BKC under the provisions of Section 15.1 and in addition to its insurance obligations under the Developer Franchise Agreements.

15.3.2 Worker’s Compensation. Area Developer agrees to secure and pay premiums on a Worker’s Compensation policy covering all Area Developer employees, as required by Law.

ARTICLE XVI: GUARANTEE OF PRINCIPALS

16.1 Each of the Principals guarantees (a) the prompt payment of all sums due from Area Developer under this Agreement under all Developer Franchise Agreements granted pursuant to this Agreement, (b) the compliance by Area Developer with all the obligations contained in this Agreement and the compliance by Area Developer as franchisee under all Developer Franchise Agreements granted pursuant to this Agreement, in each case, together with all costs incurred by BKC of collection, compromise or enforcement, including reasonable attorneys’ fees (collectively (a) and (b), the “Obligations”). Each of the Principals consents and agrees that it will render any payment or performance required under this Agreement upon demand if the Area Developer fails or refuses punctually to do so. The liability of the Principals is primary, direct and unconditional, and BKC shall be under no obligation to take any steps or commence any proceedings against Area Developer before enforcing any of its rights under this Article XVI against one or more of the Principals. The Principals waive any right they might otherwise have to be given notice of any breach or non-performance except as part of a demand made under this Section 16.1.

16.2 The guarantee contained in Section 16.1:

16.2.1 Shall continue in full force and effect notwithstanding any intermediate satisfaction of any such matters and notwithstanding any suspension of proceedings, receivership, liquidation or any similar proceedings with regard to Area Developer.

16.2.2 Shall remain valid and enforceable notwithstanding any time or indulgence given to Area Developer, and/or any waiver of its rights by BKC and/or any settlement agreed between BKC and any such person including in the framework of a court approved creditors’ arrangement.

16.2.3 Shall not be impaired by any modification, supplement, extension or amendment of this Agreement, the Developer Franchise Agreements or any of the Obligations, nor by any modification, release or other alteration of any of the Obligations under this Agreement, nor by any agreements or arrangements whatever with Area Developer, the Principals or anyone else.

16.3 The Principals hereby represent and warrant to BKC (and it is a condition of this Agreement) that the guarantees and other undertakings given by each of them in this Agreement are binding upon the Principals in accordance with their terms.

16.4 BKC shall be entitled in its sole discretion to request from any Principal partial or full performance but all Principals shall remain bound until the whole claim is satisfied.

ARTICLE XVII: SEVERABILITY

If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise void, voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. This Agreement shall be construed according to its fair meaning and not strictly against any Party. If any court or other Authority determines that any provision is not enforceable as written, the Parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the Parties the same basic rights and obligations and has the same economic effect. If any provision is held invalid or otherwise unenforceable, such findings shall not invalidate the remainder of this Agreement.

ARTICLE XVIII: NON-WAIVER

Failure of BKC to insist upon strict performance of any terms of this Agreement shall not be deemed a waiver of any subsequent breach or default. Acceptance by BKC of any money paid by Area Developer under this Agreement under any Developer Franchise Agreement shall not constitute a waiver by BKC of any breach or default of this Agreement or any Developer Franchise Agreement. The rights, powers, privileges and remedies of BKC hereunder and in all other agreements with Area Developer shall be cumulative and not exclusive.

ARTICLE XIX: ENTIRE AGREEMENT

This Agreement, together with any New Developer Restaurant Franchise Agreements entered into pursuant to this Agreement, constitutes the entire agreement and understanding of the Parties with respect to the development and franchising of New Developer Restaurants and supersedes all prior negotiations, commitments, representations, warranties and undertakings of the Parties (if any) with respect to the development and franchising of New Developer Restaurants, whether written or oral. The Parties acknowledge that they are not relying upon any representations, warranties, conditions, agreements or understandings, written or oral, made by the Parties as their agents or representatives, except as herein specified. Neither this Agreement nor any term or provision of it may be changed, waived, discharged, or modified other than in writing and signed by the Parties. The Parties agree that this Agreement shall supersede the following: (i) the Remodel Agreement between BKC, Alabama Quality, L. L. C., And Carolina Quality, LLC dated ______, 2014 and Operating Agreement between BKC and Area Developer dated May 30, 2012, (ii) the Area Development and Remodeling Agreement among BKC, Cambridge Franchise Holdings, LLC and Cambridge Franchise Partners, LLC dated October 30, 2015, and (iii) any Franchise Agreement Addenda relating to a remodel incentive program for remodels that have not been completed as of January 1, 2019.

ARTICLE XX: MISCELLANEOUS

20.1 Notice. Any notice shall be in writing and shall be delivered or sent by registered or certified mail postage fully prepaid or by national overnight courier service for overnight delivery, if to BKC to: Burger King Corporation, 5707 Blue Lagoon Drive, Miami, Florida 33126, Attn: General Counsel, with a copy to: Burger King Corporation, P.O. Box 020783, General Mail Facility, Miami, Florida 33102-0783, Attn: General Counsel; and if to Area Developer: [__________], Attn: [____________]. All such notices shall be deemed as being given by the sender and received by the addressee: (i) if by delivery in person, when delivered to the addressee; if delivered by overnight courier, the next business Day following delivery to a reputable national overnight courier for overnight delivery, and (iii) if by certified, return receipt mail, on the earlier of actual receipt or the 10th Day after being deposited in the mail.

20.2 Relationship of Parties. The Parties to this Agreement are not partners, joint venturers, or agents of each other and there is no fiduciary relationship between the Parties. BKC does not have the right to bind or obligate Area Developer in any way and shall not represent that it has any such right, and Area Developer does not have the right to bind or obligate BKC in any way and shall not represent that it has any such right. This Agreement is not a franchise for the operation of a Burger King Restaurant.

20.3 Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Parties hereto acknowledge and agree that the United States District Court for the Southern District Court of Florida, or if such court lacks jurisdiction, the 11th Judicial Court (or its successor) in and for Miami-Dade County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising, either directly or indirectly, under or in connection with this Agreement, and the Parties further agree that, in the event of litigation arising out of, or in connection with this Agreement in these courts, they will not contest or challenge the personal jurisdiction or venue of these courts.

20.4 GENERAL RELEASE. For and in consideration of BKC entering into this Agreement, and other good and valuable consideration received from or on behalf of BKC, the receipt of which is hereby acknowledged, Area Developer hereby remises, releases, acquits, satisfies, and forever discharges BKC, its officers, directors, agents, employees, affiliates, subsidiaries, parent corporation, and all of their assignees (individually and together “BKC”), of and from all manner of Claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions whatsoever, in law or in equity, which Area Developer ever had, now has, or which any successor or assign of Area Developer hereafter can, shall, or may have, whether known or unknown, against BKC for, upon, or by reason of any matter, cause, or thing whatsoever, from the beginning of the world to the date of this Agreement. Notwithstanding anything set forth above, the above release shall not apply to any objections or claims brought by Area Developer prior to the date hereof in accordance with the terms of the Procedures for Resolving Development Disputes.

20.5 Incorporation of Recital, Preamble, and Whereas Paragraphs. The recital, preamble, and whereas paragraphs set forth above are incorporated herein by this reference with the same force and effect as if they were more specifically set forth herein.

20.6 Binding Nature. All of the covenants, agreements, terms and conditions to be observed and performed by the Parties hereto shall be applicable to and binding upon their respective successors and permitted assigns.

20.7 Counterpart Execution. To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart hereof. Additionally, the Parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile or PDF or electronic form of signature shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together shall constitute one and the same agreement.

20.8 Amendment. This Agreement shall not be amended or modified except by a written instrument signed by all Parties.

20.9 Survival. Article XV and all other provisions which must survive in order to give effect to their intent and meaning shall survive the termination or expiration of this Agreement.

20.10 Claims. Any and all Claims arising out of or relating to this Agreement (including the offer and sale of any franchise), the relationship of Area Developer and BKC, or Area Developer’s operation of any Developer Restaurant, brought by Area Developer or BKC shall be commenced within eighteen (18) months from the occurrence of the facts giving rise to such Claim, or such Claim shall be barred.

20.11 Operations. Commencing 180 days after the Commencement Date and during the remainder of the Term, Area Developer may not rank below the top 33% of U.S. Franchisees in the same peer category as Area Developer (peer category to be operators owning 50 or more restaurants), in the OPI Index (or any successor metric used by BKC to measure operational performance) (“Operational Breach”), as measured by BKC, measured monthly throughout each calendar year on a calendar year-to-date basis.

20.12 Quarterly Business Reviews. Area Developer and BKC shall meet at a minimum on a quarterly basis to conduct a business and financial review meeting and discuss the performance of Area Developer under this Agreement and the Franchise Agreements, and review the profit and loss statements, balance sheets and cash flow statements. Prior to such meeting, Area Developer will provide BKC with quarterly information including corporate level financial results, development, remodels, acquisitions, operations (including OPI, OSAT, REV and SOS), comparable sales by DMA, debt and debt covenants, total restaurant EBITDA, tickets and average check, labor, performance statistics as a percent of sales, and local marketing initiatives.

20.13 Waiver of Jury Trial. AREA DEVELOPER AND BKC IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER, WHETHER OR NOT THERE ARE OTHER PARTIES IN SUCH ACTION OR PROCEEDING.

20.14 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, AREA DEVELOPER SHALL NOT BE ENTITLED TO SEEK FROM BKC ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

THIS AGREEMENT is executed by the Parties as of the day and year indicated on the first page of this Agreement.

BURGER KING CORPORATION (“BKC”)

By:
Title:
Printed Name:

CARROLS LLC (“Area Developer”)

By:
Title:
Printed Name:

CARROLS RESTAURANT GROUP, INC. (“Principal 1”)

By:
Title:
Printed Name:

CARROLS CORPORATION (“Principal 2”)

By:
Title:
Printed Name: